UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): May 26, 2016

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant's Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

tem 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Departure of Named Executive Officer
On May 26, 2016, CytRx Corporation ("we," "our," "us," "CytRx," or the "company") and Benjamin S. Levin, our former Senior Vice President and General Counsel, entered into a retirement agreement and mutual general release pursuant to which Mr. Levin retired from the company as of May 31, 2016, subject to certain statutory periods during which Mr. Levin is entitled to revoke the retirement agreement and mutual general release.  We refer to the expiration of such periods as the "effective date."  In the retirement agreement and general release, Mr. Levin has agreed to make himself reasonably available to assist in our transition to a new general counsel and we have agreed to:
(a)            pay to Mr. Levin $230,000, less applicable tax withholdings and deductions required by law, as a lump sum not later than ten days after the effective date of the retirement agreement and general release; and
(b)            continue at our expense Mr. Levin's coverage and benefits under our health insurance plan until November 30, 2016, after which he shall have the right to elect insurance continuation coverage at his own expense.
In the retirement agreement and mutual general release, we also have agreed that Mr. Levin's unvested stock options as of May 31, 2016 will continue to vest in accordance with their original vesting schedule, except in certain events, and that all of the stock options held by him will be exercisable at any time until the respective expiration dates of the stock options, in each case, without regard to the termination of his employment.
The foregoing payment and benefits are in lieu of any severance or other compensation to Mr. Levin under the terms of his former employment agreement.
The retirement agreement and mutual general release includes mutual, general releases by Mr. Levin and us of any and all claims based upon events or facts that occurred or existed from and to the date of execution of the retirement agreement and mutual general release, subject to certain excluded claims.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
CYTRX CORPORATION

Date: June 1, 2016	By: /s/ JOHN Y. CALOZ
Name: John Y. Caloz
Title: Chief Financial Officer